Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of this 10th day of August, 2016 (the “Effective Date”).

B E T W E E N :

PHARMACAN CAPITAL CORPORATION,
a corporation incorporated under the laws of Canada
(hereinafter referred to as “PharmaCan” or the Corporation”)

-and-

MICHAEL GORENSTEIN,
an individual resident in the City of New York, in the State of New York
(hereinafter referred to as the “Executive”)

WHEREAS the Executive is currently employed with the Corporation as Chief Executive
Officer;

AND WHEREAS the Corporation and the Executive have determined that it would be mutually beneficial for them to enter into this Employment Agreement including, in particular, the provisions regarding termination of employment (the “Agreement”);

AND WHEREAS within fifteen (15) calendar days following the execution of this Agreement, the Corporation shall provide the Executive with payment of an additional fee of $500.00, less applicable statutory deductions and withholdings, as a signing bonus (the “Execution Fee”);

NOW THEREFORE, in consideration of the Executive’s commitment to perform his duties and responsibilities in a professional and competent manner, the Executive’s further commitment to devote his professional time to the business and operations of PharmaCan, the mutual covenants contained herein, the additional consideration provided by the Execution Fee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PharmaCan and the Executive (collectively, the “Parties” and, individually, a “Party”) hereby agree as follows:

1.     Employment

1.1
Employment - The Executive shall continue to be employed with PharmaCan as Chief Executive Officer of the Corporation (the “CEO”), subject to the terms and conditions of this Agreement. The Executive shall report to the Board of Directors of the Corporation (the “Board”).

1.2
Responsibilities and Duties - As CEO, the Executive shall perform the duties as are consistent with the Executive’s role as CEO and such other duties reasonably assigned by the Board of PharmaCan from time to time.

1.3
Loyalty - The Executive agrees to act in the best interests of PharmaCan at all times and to faithfully discharge his duties and responsibilities hereunder. The Executive shall devote an appropriate amount of his time to the business and affairs of the Corporation having regard to the Executive’s position and duties and the nature of the Corporation’s operations. The Executive agrees that he will not undertake any additional business or occupation or become a director, officer, employee or agent of any other entity without obtaining prior written approval from the Corporation. The Executive hereby represents and warrants that he has disclosed to the Corporation any outside employment or consulting work or any other offices or directorships held by him on the Effective Date as outlined in Schedule “A” attached to this Agreement. The Corporation hereby approves the Executive’s continued involvement in these roles. The Executive further agrees to comply with any employment policies or practices of PharmaCan that may be implemented and disclosed in writing to the Executive from time to time as such policies or practices may be subsequently amended by PharmaCan.

1.4	Restrictive Covenant - The Executive hereby agrees to execute the Confidentiality/Non Competition/Non-Solicitation Agreement attached to this Agreement as Schedule “B”.

1.5
Location of Work - The Parties agree that the Executive shall perform his duties and responsibilities as CEO from both the Company’s office in Toronto, Ontario, and from the Executive’s home office in New York, New York. The Corporation agrees that the Executive shall not be required to be present in Canada for more than 165 days in any calendar year for purposes of his employment.

2.    Compensation and Benefits

2.1
Base Salary - For his services, the Executive shall receive an annual gross base salary at the rate of USD $200,000.00 (the “Base Salary”) per calendar year (to be calculated on a pro rata basis for partial years), less applicable statutory deductions and withholdings, which shall be payable by PharmaCan in accordance with its normal payroll practices. The Executive shall be eligible for future reviews or adjustments in his Base Salary as shall be determined by the Board in its sole and absolute discretion; provided, however, that in no event shall the Base Salary be decreased. Notwithstanding the Effective Date of this Agreement, the Executive shall be paid his Base Salary retroactive to the date he commenced providing his services to the Corporation on May 16, 2016.

2.2
Bonus - The Executive may also be eligible to receive an annual bonus (to be calculated on a pro rata basis for partial years) as a lump sum cash payment and/or annual options to purchase additional common shares, within 90 days following the end of each calendar year (the “Bonus”). The granting of this Bonus shall be conditional upon the Executive’s performance and such factors as increase in share price, growth in net asset value, growth of the Corporation, balance sheet position, and such further an other considerations as the Compensation Committee may establish from time to time in its sole discretion. Subject to Section 3.4 of this Agreement, in order to be eligible for the Bonus, the Executive must be “Actively Employed” on the bonus payout date. For the purposes of this Agreement, “Actively Employed” means that the Executive must be employed by the Corporation and must not have resigned or given notice of intent to resign, and, in the event that the Executive’s employment is terminated for any reason, “Actively Employed” shall include only the period up to the Executive’s last day of work plus the period of statutory notice (if any) required by the Employment Standards Act, 2000 or any successor or amended legislation (the “ESA”). The Bonus is subject to required deductions and withholdings and is not considered to be vested or earned until granted.

2.3
Group Benefits - The Executive shall be eligible to participate in any group health or other insurance benefit plans that may be provided by PharmaCan to its employees (the “Group Benefits”) in accordance with the terms and conditions of the applicable plans. The Parties acknowledge and agree that PharmaCan may amend or discontinue any group benefit plan for its employees, or change benefit carriers, from time to time in its sole and absolute discretion. ln the event the Executive is ineligible to participate in the Group Benefits, PharmaCan will reimburse the Executive for the premium cost of private plan coverage, to be obtained by him, to a maximum of $20,000 CAD per year.

2.4
Vacation - The Executive shall be eligible to earn four (4) weeks of paid vacation in each calendar year. Vacation shall be taken by the Executive in the year in which it is earned and may not be carried over into the following calendar year, subject only to any requirements under the ESA. The Executive shall take his vacation at a time or times reasonable for each of the Parties in the circumstances, taking into account the business requirements of the Corporation and the need for timely performance of the Executive’s duties and responsibilities pursuant to this Agreement.

2.5
Directors and Officers Liability Insurance - The Executive shall receive coverage under the Corporation’s liability insurance policy for directors and officers in accordance with the terms of such policy, as it may be amended by PharmaCan from time to time.

2.6
Expenses - The Executive shall also be reimbursed for reasonable expenses actually and properly incurred by him in connection with the performance of the Executive’s duties and responsibilities hereunder, including business entertainment, travel and other similar items, and any pre-approved professional fees and professional courses. PharmaCan shall reimburse the Executive for any business expenses that are actually and properly incurred in accordance with the Corporation’s normal expense policies and/or practices, as they are amended from time to time, and upon the Executive providing appropriate receipts or other vouchers to the Corporation in support of such expense claims.

2.7
Professional Services - The Executive shall be reimbursed for reasonable expenses actually incurred by him in respect of his employment with PharmaCan including, without limitation, legal fees incurred by him for the purpose of obtaining immigration advice, tax advice and accounting advice in respect of his employment with PharmaCan, and annual tax return services in Canada and the United States. The Executive shall provide appropriate receipts or other vouchers to the Corporation in support of such professional services expense claims before receiving reimbursement.

3.    Termination of Employment

3.1
Termination by Executive - The Executive may voluntarily resign his employment at any time by giving PharmaCan three (3) months of prior written notice of his resignation. The Parties agree that this notice period is provided for the sole benefit of PharmaCan and, as such, the Corporation may waive the Executive’s notice in whole or in part by providing the Executive with Base Salary in lieu of notice and continued Group Benefits coverage or reimbursement for benefits in accordance with section 2.4 above up to the effective date of his resignation. Upon his resignation, the Executive shall have no entitlement to further compensation, except for (i) unpaid Base Salary (or payment of Base Salary in lieu of notice, as applicable) and any unused vacation earned to the effective date of his resignation, and (ii) any other minimum rights, benefits or entitlements owing to the Executive under the ESA. All of the Executive’s Group Benefits coverage or reimbursement for benefits in accordance with section 2.4 above shall immediately cease upon the effective date of the Executive’s resignation and the Executive shall have no entitlement whatsoever to any Bonus or other payments, subject only to any further or other minimum requirements under the ESA. This section is subject to the terms of a resignation of a Change of Control set out below in section 3.5 of this Agreement.

3.2
Termination by PharmaCan for Just Cause - PharmaCan may terminate the Executive’s employment for Just Cause at any time, immediately and without notice or compensation in lieu of notice, except for unpaid Base Salary and vacation earned and any other minimum rights, benefits or entitlements owing to the Executive under the ESA. All of the Executive’s Group Benefits coverage or reimbursement for benefits in accordance with section 2.4 above shall cease immediately upon the effective date of the Executive’s termination of employment for Just Cause and the Executive shall have no entitlement whatsoever to any Bonus or other payments, subject only to any further or other minimum requirements under the ESA.

For the purposes of this Agreement, “Just Cause” includes, without limitation:

3.2.1
the continued gross neglect or wilful failure by the Executive to substantially perform his duties as President (except by reason of any bona fide disability), which failure is not cured within fifteen (15) days of receipt of written notice from PharmaCan thereof;

3.2.2	the Executive’s gross misconduct involving the property, business or affairs of PharmaCan;

3.2.3    any act of theft, fraud or material dishonesty by the Executive;

3.2.4
any material conflict of interest involving the Executive, unless fully disclosed to PharmaCan in advance and provided that any such conflict has been expressly waived and/or consented to in writing by PharmaCan;

3.2.5	the Executive’s material breach of this Agreement, which breach, if curable, is not cured within fifteen (15) days of written notice from PharmaCan;

3.2.6
any material and repeated failure by the Executive to comply with the policies, rules and regulations of PharmaCan (which failure is not cured within fifteen (15) days of receipt of written notice from PharmaCan thereof); or

3.2.7	any other conduct that is determined by a court or administrative tribunal of competent jurisdiction to constitute just cause at law for the termination of the Executive’s employment.

3.3
Cessation of Employment upon Death or Disability - The Parties agree that the Executive’s employment shall cease and this Agreement shall terminate automatically upon the Executive’s death or, at the discretion of PharmaCan, upon the Executive’s Disability. In the event that the Executive’s employment ceases pursuant to this Section 3.3, the Executive (or the Executive’s estate, as applicable) shall be eligible to receive (i) any unpaid Base Salary and vacation earned to the date that his employment ceases, and (ii) any other minimum rights, benefits or entitlements owing to the Executive under the ESA. In the event that the Executive’s employment ceases because of his death, all of the Executive’s Group Benefits coverage or reimbursement for benefits in accordance with section 2.4 above shall immediately cease upon his death, subject only to any further or minimum requirements under the ESA.

For the purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform the duties and responsibilities of his position by reason of mental or physical illness, injury or disability for a period of more than 180 days, whether or not consecutive, in any period of 12 months with or without accommodation.

3.4	Termination by PharmaCan Without Just Cause - If the Executive’s employment is terminated by PharmaCan without Just Cause, subject to section 3.5, the following provisions shall apply:

3.4.1
The Executive shall be eligible to receive (i) all unpaid Base Salary earned to the effective date of the Executive’s termination without Just Cause, (ii) a pro-rated Bonus for the period worked in the year of the termination (calculated as described below); (iii) any unused vacation earned for the period up to the effective date of the Executive’s termination without Just Cause or until the end of the Executive’s statutory notice period required by the ESA, whichever is later, and (iv) any other minimum rights, benefits or entitlements owing to the Executive under the ESA. The pro-rated Bonus payable pursuant to this section will be determined by the Corporation acting reasonably, after consulting with the Executive, taking into consideration the performance of the Corporation and the Executive in the year of the termination, determined on a pro-rated basis for the period of the year worked.

3.4.2
PharmaCan shall provide the Executive with a severance payment equal to twelve (12) months of his Base Salary and Bonus (calculated as described below), to the extent permitted by the ESA (which shall include and be in full satisfaction of his termination pay and severance pay under the ESA), which shall be payable within 30 days of the date of termination and shall be subject to applicable statutory deductions and withholdings. The Bonus payable pursuant to this section will be determined by the Corporation acting reasonably, after consulting with the Executive, taking into consideration the performance of the Corporation and the Executive in the year of the termination.

3.4.3
The Executive shall also remain eligible to participate in the Group Benefits plans provided to him by the Corporation or receive reimbursement for benefits in accordance with section 2.4 above for twelve (12) months from the date of termination, subject to plan terms and the agreement of the insurer. The Executive acknowledges that upon such date, all of his Group Benefits coverage shall immediately cease.

3.5
Termination Following a Change of Control - In the event that a Change of Control occurs, and (a) the termination of the Executive’s employment without Just Cause by PharmaCan occurs within 4 months prior to the Change of Control or 12 months following the Change of Control or (b) the Executive provides written notice of his resignation for a resignation effective within 4 to 12 months following a Change of Control, then the Executive shall, in lieu of any other entitlement under this Article 3, receive (i) the entitlements set out in Section 3.4.1 above; (ii) the amount set out in Section 3.4.2 above but multiplied by a factor of two (2); and (iii) the entitlements set out in Section 3.4.3 above. Additionally, if the Executive’s employment is terminated pursuant to this Section 3.5, the Parties agree that any options to purchase common shares of the Corporation that have been previously granted by the Corporation to the Executive that have not yet vested shall immediately vest and continue to be exercisable by the Executive in accordance with the terms and conditions of the Stock Options Plan. The Parties agree that the Executive shall have the benefit of this accelerated vesting provision and continued rights of exercise despite the termination of his employment, notwithstanding any term or condition to the contrary that is contained in the Stock Options Plan (or in the applicable grant of options) or in this Agreement.

3.6    For the purposes of this Agreement:

3.6.1    “Change of Control” means the occurrence of any of the following events:

(a)
the closing of a transaction or a series of related transactions undertaken in any form whatsoever involving a share acquisition, merger, consolidation, combination, share issuance, share exchange, reorganization of the Corporation or other extraordinary transaction with respect to the Corporation pursuant to which a third party, or third parties who are acting as a group, acquire more than 50% of the total voting power represented by the outstanding securities to which are attached the right to vote at all meetings of shareholders (the “Voting Securities”) of the Corporation, regardless of whether calculated on a fully diluted or an outstanding basis (provided that the same measure is used in both the numerator and denominator) or, if the outstanding Voting Securities are converted or exchanged in the transaction or series of related transactions into securities of a third party, more than 50% of the total voting power represented by the outstanding Voting Securities of the third party; or

(b)	the closing of a direct or indirect acquisition by a third party, or third parties acting as a group, of substantially all of the Corporation’s assets; or

(c)
more than 50% of the members of the board of directors of the Corporation in office (i) were not directors of the Corporation on the same day in the immediately preceding calendar year and (ii) were not proposed by the directors of the Corporation existing prior to their appointment or election; or

(d)	the board of directors of the Corporation by resolution deem that a Change of Control has occurred.

3.6.2	For purposes of this definition, a third party does not include any affiliate of the Corporation. The date of occurrence of (i) or (ii) is the effective date of the Change of Control.

3.7
Full and Final Satisfaction - The Executive agrees that any pay in lieu of notice paid to him pursuant to this Agreement shall, to the extent permitted by the ESA, count towards any severance pay owing to him under the ESA. The Parties agree that the termination entitlements set out in this Article 3 will be provided in full and final satisfaction of the Corporation’s obligations to the Executive upon the termination or cessation of his employment and that, in exchange for any entitlements in excess of the Executive’s minimum entitlements under the ESA, the Executive shall sign and return a Full and Final Release in favour of PharmaCan in a form acceptable to PharmaCan, acting reasonably. Further, the Executive acknowledges and agrees that upon receipt of his termination entitlements under this Article 3, PharmaCan shall not have any further or other liability to the Executive whatsoever, except any liability pursuant to any indemnity agreement provided the Corporation to the Executive (subject only to any additional minimum entitlements as are required by the ESA or Section 2.5 of this Agreement), and the Executive hereby waives any right that he has, or may have, to receive reasonable notice at common law or pay in lieu of such notice. Notwithstanding anything to the contrary, the Executive will not be required to release any right the executive has to indemnity or to enforce any right of indemnity as a director or officer or a former director or officer of the Corporation or any of its subsidiaries or affiliates as such term is defined in the Ontario Business Corporations Act.

3.8
Termination of Outstanding Options on Without Just Cause Termination - In the event that the Executive’s employment is terminated by PharmaCan without Just Cause or he is given notice of termination without Just Cause by PharmaCan (regardless of the reason for termination), the Executive’s options will be treated in accordance with the Stock Option Plan, subject to any terms that are superseded by this Agreement, which terms prevail over any stock option plan, grant agreement or otherwise.

3.9
Termination of Outstanding Options on Termination by Executive or Just Cause Termination - In the event that the Executive gives notice of resignation or the Executive’s employment is terminated by PharmaCan for Just Cause, the Executive’s outstanding unvested options shall lapse and have no value, with no liability to the Executive in respect of such options, and vested options will terminate within ninety (90) days of the date the Executive gives notice of resignation or the Executive’s employment is terminated by PharmaCan for Just Cause unless exercised, regardless of any notice period required by law. In the event of any conflict between this Agreement and any Stock Option Plan or otherwise, this Agreement prevails and supersedes.

3.10
Return of Property and Confidential Information - Upon the termination of the Executive’s employment for any reason, or otherwise upon the request of PharmaCan, the Executive agrees to immediately surrender to PharmaCan any of the Corporation’s property in his control or possession, including, without limitation, any access passes, equipment, corporate credit cards, cellular telephone/BlackBerry, laptop computer, keys, computer or voice mail passwords and any Confidential Information together with any copies or reproductions thereof. Further, the Executive undertakes that he shall also immediately transfer to PharmaCan or, upon request of the Corporation, to permanently delete and/or destroy (unless prohibited by law), any files on any computer system, retrieval system, database, electronic storage device, USB key, smartphone or Cloud account that is not in the possession or control of PharmaCan that may contain any Confidential Information, and that is not otherwise being returned to PharmaCan pursuant to this paragraph.

3.11
Resignation of Offices and Directorships - Upon the termination or cessation of the Executive’s employment, the Executive shall immediately resign from any other offices or directorships that he may then hold in PharmaCan or any of its subsidiaries or affiliates. The Executive confirms that he shall provide any such resignation(s) in writing, and in a form to be provided to him by the Corporation.

3.12
Co-operation and Assistance with Regulatory and Litigation Matters - The Executive agrees that following the termination of the Executive’s employment for any reason, the Executive will cooperate with and assist PharmaCan at its expense in connection with any investigation, regulatory matter, legal dispute, lawsuit or arbitration in which PharmaCan is a subject, target or party and as to which the Executive may have pertinent information. The Executive agrees to be reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discoveries and trials. PharmaCan agrees to make every reasonable effort to provide the Executive with reasonable notice in the event that the Executive’s participation is required. PharmaCan agrees to reimburse reasonable out-of-pocket costs, including lost wages on a per-diem basis, incurred by the Executive as the direct result of the Executive’s participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of PharmaCan. The Executive further agrees to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this Section 3.11.

4.    Assignment of Work Product

4.1
Assignment of Work Product - The Executive further undertakes that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and to the extent the Corporation is not the owner thereof, hereby assigns to the Corporation, or its designee, all of the Executive’s right, title, and interest in and to any and all inventions, works of authorship (including without limitation, any artistic or literary works), developments, improvements, designs, discoveries, trademarks or trade secrets, or other business or technical information, whether or not patentable or registrable under patent, copyright or similar laws, that the Executive had previously solely or jointly conceived or developed or created or reduced to practice, or may solely or jointly conceive or develop or create or reduce to practice, or cause to be conceived or developed or created or reduced to practice, in the course of his employment with the Corporation, or with the use of the equipment, supplies, facilities, Confidential Information or intellectual property of the Corporation (collectively referred to as “Work Product”). The Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Corporation’s sole discretion and for the Corporation’s sole benefit and that no royalty or other consideration will be due to the Executive as a result of the Corporation’s efforts to commercialize or market any such Work Product. The Executive hereby irrevocably waives, in favour of the Corporation, all moral rights that the Executive may have now or in the future in the Work Product. The Work Product is deemed to be Confidential Information. The Executive further represents that his Work Product shall not infringe the intellectual property rights or other rights of any third party (provided always that the Executive makes no promise, representation or warranty about and have no liability for any materials provided by the Corporation to him or infringement that results from instructions that the Corporation gives to him). The Executive hereby represents and warrants that he has disclosed to the Corporation any prior developments and original works of authorship held by him on the Effective Date as outlined in Schedule “B” attached to this Agreement.

4.2
Maintenance of Records - The Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Work Product. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Corporation. Further, the Executive agrees that the records are and will be available to and remain the sole property of the Corporation at all times.

4.3
Patent and Copyright Registrations - The Executive further agrees to assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Work Product and any rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product and any rights relating thereto, and testifying in a suit or other proceeding relating to such Work Product and any rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Corporation is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Executive hereby irrevocably designates and appoints the Chairman of the Board of the Corporation (or such other Corporation representative as may be designated by the Corporation from time to time) as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by the Executive. The Executive confirms that this power of attorney, being coupled with an interest, is irrevocable.

5.    Services Not Exclusive

5.1	The Parties agree that the Executive may act for and render executive and advisory services for and on behalf of third parties other than PharmaCan during the term of this Agreement, provided that:

5.1.1
the Executive must be available to perform his duties under this Agreement on behalf of PharmaCan for the minimum number of hours each week as may be required, or otherwise agreed as between the Parties;

5.1.2
the Executive represents and warrants that he shall not perform or provide any services competitive to the Company’s Business, as such term is defined in the Confidentiality/Non-Competition/Non-Solicitation Agreement attached as Schedule “B” to this Agreement; and

5.1.3
the Executive shall not perform any services for and on behalf of the third party that would create a material conflict of interest in respect of his responsibilities and obligations to PharmaCan, irrespective of whether such responsibilities or obligations arise under this Agreement or at common law or otherwise.

6.    Acknowledgment by Executive

6.1    The Executive specifically acknowledges and agrees that:

6.1.1    The Executive has had sufficient time to review this Agreement thoroughly;

6.1.2	The Executive has read and he understands the terms of this Agreement and the obligations contained herein;

6.1.3	The Executive received good and adequate consideration for entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged; and

6.1.4	The Executive has obtained, or had the opportunity to obtain, independent legal advice prior to executing this Agreement.

7.    Notices

7.1
Notices - Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given by (i) personal delivery, (ii) mailed by registered mail, postage prepaid with return receipt requested, (iii) delivered by overnight or same-day courier service, or (iv) facsimile or email transmission, to the address set forth below or at such other address as designated by notice by either Party to the other. Notices delivered personally or by overnight or same-day courier service are deemed to be given and received as of the date of actual receipt. Notices mailed by registered mail are deemed to be given and received three business days after mailing. Notices delivered by facsimile or email transmission are deemed to be given and received on the next business day following the date that the facsimile or email transmission is sent.

To the Corporation:

PharmaCan Capital Corporation
76 Stafford Street
Suite #302
Toronto, Ontario
M6J 2S1

Attention:     Michael Krestell
Fax:         Michael.krestell@pharmacancapital.com

To the Executive:

Mr. Michael Gorenstein
142 West Houston Street, Suite 1, New York, New York, 10012 USA

Email:        mgorenstein@alphabetfunds.com

Any Party may change its address for service from time to time by providing written notice to the other Party in accordance with this Section 7.1, and any subsequent notice shall be sent to such Party at its amended address.

8.    General Provisions

8.1
Entire Agreement - This Agreement constitutes the entire agreement between the Parties with respect to the Executive’s employment and supersede all prior agreements, understandings, negotiations and discussions between them, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

8.2
Amendment and Waiver - No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

8.3
Severability - Each article, section and paragraph of this Agreement is a separate and distinct covenant and is severable from all other separate and distinct covenants. If any covenant or provision herein contained is determined by a body of competent jurisdiction to make such a determination to be void or unenforceable in whole or in part, it shall be deemed severed from this Agreement and such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement. The remaining provisions of this Agreement will be valid, enforceable and remain in full force and effect.

8.4
Employment Standards - The Parties hereby express their intent to comply fully with the ESA. If any provision of this Agreement purports to waive or contract out of a minimum right, benefit or entitlement under the ESA, that provision shall instead be deemed to provide such minimum right, benefit or entitlement.

8.5
Assignment - This Agreement may be assigned by PharmaCan or to any third party in connection with any sale, merger, amalgamation or other corporate restructuring or reorganization of PharmaCan, provided that there is no material change in any of the terms and conditions of the Executive’s employment and/or this Agreement and this Agreement is binding on the assignee. The Executive may not assign this Agreement or any of the Executive’s rights and obligations hereunder.

8.6	Governing Law - This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.7	Headings - The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

8.8
Independent Legal Advice - The Executive acknowledges that he has obtained independent legal advice with respect to the execution of this Agreement, and that the Executive has read, understands, and agrees with all of the terms and conditions contained in this Agreement.

8.9
Counterparts - PharmaCan and the Executive agree that this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a Party and is transmitted to the other Party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

SCHEDULE “A” - DISCLOSURE OF OTHER EMPLOYMENT, OR OFFICES OR DIRECTORSHIPS HELD

SCHEDULE “B” - CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made and effective as of this 10th day of August, 2016.

BETWEEN:

NAME:    MICHAEL GORENSTEIN
ADDRESS:    142 West Houston Street, Suite 1, New York, New York, 10012 USA

(hereinafter called the “Executive”),

OF THE FIRST PART,

- and -

PHARMACAN CAPITAL CORPORATION
a company incorporated under the federal laws of Canada,

(hereinafter called the “Company’’),

OF THE SECOND PART.

WHEREAS the Executive is currently employed with the Company as Chief Executive
Officer;

AND WHEREAS the Executive and the Company have both determined that it would be mutually beneficial for them to enter into this Agreement including, without restriction, the incentive, resignation and non-competition terms of this Agreement;

AND WHEREAS within fifteen (15) calendar days following the execution of this Agreement, the Corporation shall provide the Executive with payment of an additional fee of $500.00, less applicable statutory deductions and withholdings, as a signing bonus (the “Execution Fee”);

AND WHEREAS it is acknowledged and agreed by the Parties that the Company’s Business (as hereinafter defined) is part of a highly specialized industry, which is concentrated in the hands of a small group of competing companies and that Confidential Information (as hereinafter defined) has been and shall be acquired by the Executive and that the disclosure thereof by the Executive to any person or the use thereof directly or indirectly by the Executive or any other Person (as hereinafter defined) in a competing business would be seriously detrimental to the Company;

AND WHEREAS the Executive has therefore agreed to the restrictions placed on him in this Agreement;

NOW THEREFORE, in consideration of the Executive’s employment or continued employment with the Company, the mutual covenants contained herein, the additional consideration provided by the Execution Fee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PharmaCan and the Executive (collectively, the “Parties” and, individually, a “Party”) hereby agree as follows:

1.    INTERPRETATION

1.1    Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have these respective meanings:

(a)	“Affiliate” shall have the meaning attributed thereto in the Business Corporations Act (Ontario) in force as at the date hereof;

(b)	“Associate” shall have the meaning attributed thereto in the Business Corporations Act (Ontario) in force as at the date hereof;

(c)
“Business Day” means a day other than a Saturday, Sunday or any day other than Saturday or Sunday on which the principal commercial banks located at Toronto, Ontario are not open for business during normal banking hours;

(d)
“Confidential Information” means any and all confidential or proprietary information concerning the Company’s Business and the property, business or affairs of the Company, including without limitation, all information relating to existing, contemplated and potential services, business plans or forecasts, marketing techniques, customers or potential customers, suppliers, packages, markets, contracts, products, strategies, financial information, costs, pricing practices, technology, trade secrets, intellectual property, systems, inventions, developments, applications, methodologies and know-how of the Company, whether reduced to written form, contained on disks or other media, or ascertained by inspection or verbal communication or demonstration, or otherwise made available, but excluding information that:

(i)	is as of the date of this Agreement or subsequently becomes generally available to the public, other than through a breach of this Agreement; or

(ii)
becomes available to me on a non-confidential basis from a source other than the Company or any of the Predecessors or any of their respective subsidiaries or affiliates, provided that such information is not subject to an existing confidentiality agreement between any third party and the Company or any of the Predecessors or any of their respective subsidiaries or affiliates; or

(iii)	is required to be disclosed by operation of law or by the decision or order of a court or administrative tribunal of competent jurisdiction.

(e)
“Person” means any individual, firm, corporation, unlimited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated association, unincorporated syndicate, any governmental authority and any other legal or business entity;

1.2	Whenever used in this Agreement, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

1.3    Time shall in all respects be of the essence of this Agreement.

1.4    The insertion of headings and the division of this Agreement into articles, sections, paragraphs, clauses or schedules are for convenience of reference only and shall not affect or be utilized in the construction or the interpretation hereof.

2.    NON-DISCLOSURE

2.1    The Executive agrees that he will have access to and be entrusted with Confidential Information during his employment. The Executive further agrees that this Confidential Information is the exclusive property of the Company, and that it has the right to protect and maintain its Confidential Information. The Executive agrees that he shall not, without the prior written consent of the Company, at any time during the Executive’s employment or following the termination of this Agreement for any reason, directly or indirectly communicate or disclose to any Person, or use for any purpose other than in furtherance of the Corporation’s business, any Confidential Information.

The Executive agrees that in the event that he becomes legally compelled to disclose any Confidential Information, the Executive will immediately provide the Company with written notice of same, including appropriate particulars of the required disclosure, so that the Company may in its discretion seek a protective order or other appropriate remedy or waive compliance with this Section 2.1. The Executive further agrees that he shall co-operate with the Company, at the Company’s sole expense, on a commercially reasonable basis in its efforts to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with this Section 2.1, the Executive agrees to disclose only that portion of the Confidential Information that he is legally compelled to disclose, and the Executive shall exercise commercially reasonable efforts to obtain reliable assurances from any third party to whom such information is disclosed that any such Confidential Information shall be treated confidentially.

3.    NON-COMPETITION

3.1    During the term of the Executive’s employment with the Company and for a period of nine (9) months following the termination of his employment for any reason (whether by the Company or the Executive with or without Just Cause, or otherwise), the Executive will not, directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of a publicly-traded company) or in any other manner whatsoever carry on, be engaged with, or lend his name to any entity that is a licensed producer or licensed dealer under the Marihuana for Medical Purposes Regulations, SOR/2013-119 made under the Controlled Drugs and Substances Act, S.C., c. 19, or any successor or amended regulation or legislation, in Canada.

4.    NON-SOLICITATION

4.1    The Executive hereby covenants and agrees that during his employment with the Company and for a period of nine (9) months following the termination of his employment for any reason (whether by the Company or the Executive with or without Just Cause, or otherwise), he will not, directly or indirectly, either individually or in partnership or jointly or in conjunction with any other Person, solicit or attempt to solicit

4.1.1    any Person known or who ought reasonably to be known by the Executive to be a current client or patient of the Company or another Person in which the Company (or any of its affiliates) has an investment in Canada, for the purpose of enticing, or which could be reasonably expected to entice, such client or patient to cease doing business with the Company or another Person in which the Company (or any of its affiliates) has an investment; or

4.1.2    any employee or consultant engaged by the Company or encourage any such person to leave or change his/her employment or engagement with the Company.

5.    FIDUCIARY OBLIGATIONS

5.1    The Executive acknowledges that the restrictive covenants contained in this Agreement are in addition to any obligations which the Executive may now or may hereafter owe to the Company (including any fiduciary or other obligations at common law), and that the obligations contained in this Agreement do not replace any rights of the Company with respect to any such other common law duties owed to the Company by the Executive.

6.    REMEDIES

6.1    The Executive acknowledges, covenants and agrees that in the event that there is breach or a threatened breach of any of the provisions hereof, immediate and irreparable harm (which will not be compensable by damages) will be caused to the Company and the Company shall, in addition to all other remedies the Company may have at law or in equity, be entitled to seek injunctive relief for any such breach or anticipated breach (including interim, interlocutory and/or permanent injunctive relief) and to seek such other relief that any court of competent jurisdiction may deem just and proper.

7.    ACKNOWLEDGEMENT OF REASONABLENESS

7.1    The Executive acknowledges and agrees that the respective restrictions, covenants and agreements set forth in this Agreement have been considered by him and are, with respect to his interests, reasonable, fair, equitable and valid as to time, scope, areas and otherwise, having regard to all circumstances. The Executive further acknowledges and agrees that the covenants set forth herein are necessary to preserve the value of the Company’s Business; and the limitations of time, geography and scope of the Company’s Business agreed to in this Agreement are reasonable because, among other things: the Company is engaged in a highly competitive industry and the Executive has unique expertise and intimate knowledge of the Company.

8.    GENERAL AGREEMENT PROVISIONS

8.1    Should any provision or portion of this Agreement be determined by a court or adjudicator of competent jurisdiction to be void, illegal or unenforceable in whole or in part, such provision or portion shall be deemed severed from this Agreement to the minimum extent possible, and the remainder of this Agreement shall remain in full force and effect.

8.2    The failure of the Company to require the performance of any term of this Agreement, or the waiver by the Company of any breach of this Agreement, by the Executive shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

8.3    This Agreement shall be binding upon the Executive, irrespective of the reason for the termination of his employment and whether or not such termination is for cause and whether or not any termination for cause is ultimately upheld by an adjudicator if challenged by the Executive.

8.4    The Executive acknowledges that he has had the time to review this Agreement and to obtain independent legal advice in connection with this Agreement and its execution. The Executive understands fully its contents and has signed it freely, voluntarily and without duress. The Executive acknowledges that the obligations listed in this Agreement are reasonable and understand that they are necessary to protect the legitimate interests of the Company.

8.5    The terms and conditions of this Agreement can only be modified by the written agreement of the Executive and the Company.

8.6    This Agreement shall be construed in accordance with, and governed by, the laws of the Province of Ontario and the laws of Canada applicable therein, without reference to conflict of laws.

8.7    This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement and replaces and supersedes any prior representations, agreements or warranties, whether written or oral, between the Executive and the Company with respect to the subject matter of this Agreement.

8.8    This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a party and is transmitted to the other party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SCHEDULE “C” - LIST OF PRIOR DEVELOPMENTS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description